Exhibit 99.1

March 9, 2023

Dear Fellow Shareholder:

I am writing to communicate the result of our most recent estimated net asset valuation (NAV) per share, as of Dec. 31, 2022, that was recently approved by our board of directors and its valuation committee.

As you would likely expect for real estate-based operating companies like CNL Healthcare Properties, this most recent NAV per share is lower than the prior year, generally driven by challenged and disrupted economic and transaction environments replete with persistent inflationary pressures, meaningfully higher interest rates and a tighter lending environment, as well as higher discount rates applied to future cash flows. Many of you are undoubtedly experiencing similar year-over-year valuation impacts in your personal residential or other real estate holdings. Ultimately, the aggregate appraised value of our comparable properties declined to $1.77 billion as of Dec. 31, 2022, compared to $1.85 billion for the prior year.

Our board unanimously approved an estimated NAV per share of $6.92 as of Dec. 31, 2022, compared to $7.37 as of Dec. 31, the prior year.1 The $0.45 per share decline represents a 6.1% decrease year-to-year. The current estimated NAV per share is the midpoint of the range of values, $6.57 to $7.30 per share, provided by our independent third-party valuation consultant, Robert A. Stanger & Co., and unanimously recommended by the board’s valuation committee, consisting solely of our independent directors.

As a point of context, the three largest publicly traded healthcare-centric REITs2 in the U.S. (commonly known as the Big Three) posted year-over-year declines in their per share equity value between 11.9% and 30.5%, or a weighted average decrease of 21.0%.3 Additionally, the MSCI US REIT Index, comprised of domestic equity real estate investment trusts, was down 27.3% over the same period. These results provide important context for the REIT industry’s stock performance in 2022.

As always, the estimated NAV represents a snapshot in time and does not attempt to include a portfolio premium (or discount), nor necessarily indicate the value the company or its shareholders may receive now or in the future. Further detail and commentary on our recent NAV can be found below.

Estimated NAV Highlights

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As explained below, our estimated NAV per share includes an adjustment for the company’s current projection of approximate property-level transaction costs and a decrease in year-over-year, same-store appraised real estate values. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from its estimated 2017 NAV following its initiation of the exploration of a strategic alternatives process to provide liquidity to shareholders.

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Our portfolio experienced positive occupancy and rental rate momentum throughout 2022, which resulted in increased resident fees and revenues and contributed to virtually all revenue metrics for our holdings. However, the impact of inflated costs – specifically for labor and staffing, representing approximately 60% of our controllable expenses at the property level – applied downward pressure on rebuilding our operating margins.

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The decrease in the aggregate appraised value of the company’s 70 appraised assets (69 seniors housing properties and one parcel of land) was driven primarily by higher discount rates applied to property cash flow projections at the company’s operating (or RIDEA) assets, and higher prevailing capitalization rates applied to certain of the company’s net leased assets.

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54 properties managed under third-party operating agreements (RIDEA format) – experienced an average increase of 44 basis points to the discount rate used to value future cash flows using discounted cash flow (DCF) analyses. Conversely, property projections and time to reach occupancy stabilization targets remained materially the same as last year.

•	15 triple-net leased properties – total appraised values declined year over year due to lower contractual rent at five properties and an increase in direct capitalization rates at 13 properties.

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Other than our election to continue to deduct for estimated hypothetical transaction costs, the company’s 2022 estimated NAV was carried out specifically according to its adopted valuation policy and methodology prescribed by the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.[4]

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For additional information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our Form 8-K filed with the U.S. Securities & Exchange Commission.

Looking Ahead

We have worked diligently to create safe and industry-leading living and working environments for our residents and staff during what continues to be one of the more challenging times in the history of the United States and the healthcare industry. We have remained (and will remain) specifically focused on operational and financial performance throughout our national portfolio, with a consistent and unrelenting emphasis on rebuilding occupancy and driving improved operating margins from pandemic-driven low watermarks.

While our pursuit of strategic alternatives has been necessarily slowed over essentially the last 36 months, our management team, board and its special committee, along with our financial advisor KeyBanc Capital Markets, remain fully committed to our readiness, active study and pursuit of potential liquidity outcomes as the economic environment permits, and that are judged to be in our shareholders’ best interests.

As always, thank you for your ongoing support and confidence in the company and for allowing us to be stewards of your capital. Please contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions.

Sincerely,

Stephen H. Mauldin
President and Chief Executive Officer cc: Financial professional

1 The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

2 Welltower (NYSE: WELL), Ventas (NYSE: VTR), and Healthpeak Properties (NYSE: PEAK)

3 Weighted based on each company’s market capitalization, driven by individual stock closing prices, on Dec. 31, 2022.

4 There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

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